Exhibit 99.1

Where Food Comes From, Inc. Reports 2023 Fourth Quarter and Full Year Financial Results

Fourth Quarter Highlights – 2023 vs. 2022

●	Verification and certification revenue up 17% to $5.5 million from $4.7 million

●	Product sales flat at $0.9 million

●	Total revenue up 10% to $6.7 million from $6.1 million

●	Net income increased 58% to $776,000 from $490,000

●	Diluted EPS increased to $0.14 from $0.08

●	Adjusted EBITDA up 31% to $1.3 million from $1.0 million

●	Company buys back more than $1.0 million of its stock in Q4

Full-Year Highlights – 2023 vs. 2022

●	Verification and certification revenue up 10% to $19.4 million from $17.6 million

●	Product sales decline 8% to $4.0 million from $4.4 million

●	Total revenue up slightly to $25.1 million from $24.8 million

●	Net income increases 8% to $2.2 million from $2.0 million

●	Diluted EPS of $0.39 vs. $0.33

●	Adjusted EBITDA flat at $3.8 million

●	Cash generated from operations increased to $2.8 million from $2.7 million

●	Cash & cash equivalents of $2.6 million vs. $4.4 million at 2022 year-end, reflecting impact of $3.9 million in stock buybacks for full year

CASTLE ROCK, Colorado – February 15, 2024 – Where Food Comes From, Inc. (WFCF) (Nasdaq: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced financial results for its fourth quarter and full-year ended December 31, 2023.

“We closed the year with a very strong fourth quarter, highlighted by a 17% increase in core verification services revenue and a 58% increase in net income year over year,” said John Saunders, chairman and CEO. “This solid performance enabled us to overcome industry headwinds in the form of inflation and cyclical herd contraction and deliver another full year of revenue and profit growth. We are also pleased to report that SG&A expenses were flat for both the fourth quarter and full year, reflecting our continued focus on carefully managing overhead costs. We anticipate macro headwinds will persist in the near future but believe we can offset the impact through continued customer growth, expansion of service offerings and addition of new revenue streams.

“In 2023 we continued to diversify our business mix with a number of transactions and partnerships that give our customers additional options to differentiate and add value to their products,” Saunders added. “These moves include multiple seafood initiatives, another exclusive verifier designation and acquisition of the industry’s leading upcycled food program. As we continue to expand on what is already the industry’s largest solutions set, we widen our competitive moat while affording customers convenience and price advantages through services bundling.”

Fourth Quarter Results – 2023 vs. 2022

Total revenue in the fourth quarter ended December 31, 2023, increased 10% to $6.7 million from $6.1 million.

Revenue mix included:

●	Verification and certification services, up 17% to $5.5 million from $4.7 million.
●	Product revenue, flat at $0.9 million
●	Professional services revenue of $0.4 million vs. $0.5 million.

Gross profit in the third quarter increased to $3.0 million from $2.8 million.

Selling, general and administrative expense was flat at $2.1 million.

Operating income was 44% higher at $0.9 million vs. $0.6 million.

Net income increased 58% to $776,000, or $0.14 per diluted share, from $490,000, or $0.08 per diluted share.

Adjusted EBITDA in the fourth quarter increased 31% to $1.3 million from $1.0 million.

The Company bought back more than $1.0 million of its common stock in the fourth quarter, or 76,109 shares.

Full Year Results – 2023 vs. 2022

Total revenue for 2023 increased slightly to $25.1 million from $24.8 million in the prior year when the Company booked a $0.9 million non-recurring order.

Revenue mix included:

●	Verification and certification services, up 10% to $19.4 million from $17.6 million.
●	Product revenue, down 8% to $4.0 million from $4.4 million.
●	Professional services revenue of $1.7 million compared to $2.9 million in the prior year due to the aforementioned $0.9 million, non-recurring order from a Japanese government entity.

Gross profit for the full year was flat at $10.5 million.

Selling, general and administrative expense was also flat at $7.8 million, reflecting management’s commitment to controlling overhead costs.

Operating income was flat at $2.7 million.

Net income for the year increased 8% to $2.2 million, or $0.39 per diluted share, compared to net income of $2.0 million, or $0.33 per diluted share, in the prior year.

Adjusted EBITDA for the year was flat at $3.8 million.

The Company generated $2.8 million in cash from operations in 2023 compared to $2.7 million in 2022.

The cash and cash equivalents balance at December 31, 2023, declined to $2.6 million from $4.4 million at 2022 year-end due primarily to the Company’s investment in its share repurchase program. In 2023, the Company bought back more than $3.9 million of its shares.

In 2023, the Company realized $320,000 in dividend income from the Progressive Beef (PB) ownership interest – a 28% increase over $250,000 in PB dividend income in the prior year. Since buying a 10% membership interest in PB in 2018 for $900,000 in cash and 12,585 shares of stock, the Company has earned $1,140,000 in dividends.

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Call-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference Code: 13744489

Phone replay:

A telephone replay of the conference call will be available through February 29, 2024, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13744489

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company estimates that it supports more than 17,500 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Through its IMI Global, Validus Verification Services, SureHarvest, WFCF Organic, and Postelsia units, Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Income table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership, expectations for offsetting industry headwinds, ability to continue expanding on the solutions set, widening the competitive moat and providing customers with convenience and price advantages, and demand for, and impact and efficacy of, the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for 2023 and the Company’s pace of stock buybacks are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Director, Investor Relations

303-880-9000

jpfeiffer@wherefoodcomesfrom.com

Where Food Comes From, Inc.

Statements of Income (Unaudited)

	Three months ended December 31,		Year ended December 31,
(Amounts in thousands, except per share amounts)	2023	2022	2023	2022
Revenues:
Verification and certification service revenue	$5,469	$4,693	$19,413	$17,610
Product sales	871	891	4,001	4,364
Professional services	391	509	1,721	2,871
Total revenues	6,731	6,093	25,135	24,845
Costs of revenues:
Costs of verification and certification services	2,931	2,487	10,986	9,748
Costs of products	468	448	2,272	2,333
Costs of professional services	325	397	1,355	2,296
Total costs of revenues	3,724	3,332	14,613	14,377
Gross profit	3,007	2,761	10,522	10,468
Selling, general and administrative expenses	2,084	2,119	7,825	7,816
Income from operations	923	642	2,697	2,652
Other income/(expense):
Dividend income from Progressive Beef	170	100	320	250
Gain on sale of assets	2	12	7	12
Loss on foreign currency exchange	(1)	(3)	(7)	(38)
Impairment of digital assets	-	(20)	-	(62)
Other income, net	17	3	53	5
Interest expense	(2)	(1)	(5)	(3)
Income before income taxes	1,109	733	3,065	2,816
Income tax expense	333	243	913	822
Net income	$776	$490	$2,152	$1,994

Per share - net income:
Basic	$0.14	$0.08	$0.39	$0.34
Diluted	$0.14	$0.08	$0.39	$0.33

Weighted average number of common shares outstanding:
Basic	5,539	5,814	5,485	5,955
Diluted	5,597	5,889	5,548	6,035

Where Food Comes From, Inc.

Calculation of Adjusted EBITDA*

(Unaudited)

	Three months ended December 31,		Year ended December 31,
(Amounts in thousands)	2023	2022	2023	2022

Net income	$776	$490	$2,152	$1,994
Adjustments to EBITDA:
Interest expense	2	1	5	3
Income tax expense	333	243	913	822
Depreciation and amortization	146	182	634	765
EBITDA*	1,257	916	3,704	3,584
Adjustments:
Impairment	-	20	-	62
Stock-based compensation	39	52	78	154
ADJUSTED EBITDA*	$1,296	$988	$3,782	$3,800

*Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of the Company’s financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Where Food Comes From, Inc.

Balance Sheets (Audited)

	December 31,	December 31,
(Amounts in thousands, except per share amounts)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$2,641	$4,368
Accounts receivable, net of allowance	2,128	2,172
Inventory	1,109	888
Prepaid expenses and other current assets	335	463
Total current assets	6,213	7,891
Property and equipment, net	844	998
Right-of-use assets, net	2,296	2,607
Equity investments	1,191	991
Intangible and other assets, net	2,303	2,340
Goodwill, net	2,946	2,946
Deferred tax assets, net	493	523
Total assets	$16,286	$18,296

Liabilities and Equity
Current liabilities:
Accounts payable	$567	$640
Accrued expenses and other current liabilities	615	769
Deferred revenue	1,485	1,278
Current portion of finance lease obligations	14	9
Current portion of operating lease obligations	298	341
Total current liabilities	2,979	3,037
Finance lease obligations, net of current portion	41	37
Operating lease obligation, net of current portion	2,447	2,745
Total liabilities	5,467	5,819

Commitments and contingencies

Equity:
Common stock	7	6
Additional paid-in-capital	12,290	12,145
Treasury stock	(11,219)	(7,263)
Retained earnings	9,741	7,589
Total equity	10,819	12,477
Total liabilities and stockholders’ equity	$16,286	$18,296